UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012

COMPASS BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52057 (Commission File Number)	47-0930829 (I.R.S. Employer Identification Number)

9650 – 20 Avenue, Edmonton, Alberta, Canada T6N 1G1
(Address of Principal Executive Offices and Zip Code)

780-469-2975
(Issuer's telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Previously, on December 12, 2011, the Company filed Form 8-K notifying the Commission that it had entered into a material definitive agreement not made in the normal course and scope of its business. The parties to the material definitive agreement were the Company and GenBioPro, Inc. The terms of the material definitive agreement provided that, in exchange for the Company’s agreement to acquire all rights and obligations of GenBioPro, Inc., and its business of developing therapeutic women’s products by virtue of licenses from Seraphim Life Sciences Consulting, LLC, Seraphim Bonaventures, Inc. and Sun Pharmaceuticals, Inc., the Company would assume a licensing fee payable to Seraphim Bonaventures, Inc. in the amount of one hundred and fifty thousand dollars ($150,000.00) as consideration to execute the assignment to the Company, and issue to the shareholders of GenBioPro, Inc. twenty six million (26,000,000) shares of Company common stock.

Prior to the entry into the material definitive agreement, there was a material relationship between Mr. Joseph Sinkule, a director of the Company, and GenBioPro, Inc., as Mr. Sinkule was also a director of GenBioPro, Inc. However, and after notifying the Company of the material relationship and possible conflict of interest, Mr. Sinkule took no part in the deliberations or decision of the Company to enter into the material definitive agreement.

The Company was not able to raise sufficient funds in order to timely satisfy its obligation to pay the one hundred and fifty thousand dollars ($150,000.00) as consideration to execute the assignment, and as a result, the material definitive agreement terminated on January 12, 2012 and the twenty six million (26,000,000) shares of Company common stock issued in anticipation of the closing of the material definitive agreement was cancelled and returned to the Company treasury.

The Company suffered no material early termination penalties as a result of its inability to raise the one hundred and fifty thousand dollars ($150,000.00) as consideration to execute the assignment to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS BIOTECHNOLOGIES, INC. (Registrant)

Date January 30, 2012

By /s/ Garth Likes

Garth Likes, President